Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500
Media Contact KC Kavanagh 866-478-2777	One StarPoint Stamford, CT 06902 United States

STARWOOD REPORTS FOURTH QUARTER

2013 RESULTS

STAMFORD, Conn. (February 13, 2014) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today reported fourth quarter 2013 financial results.

Fourth Quarter 2013 Highlights

•	Excluding special items, EPS from continuing operations was $0.73. Including special items, EPS from continuing operations was $0.67.

•	Adjusted EBITDA was $314 million, which included $12 million of EBITDA from the St. Regis Bal Harbour residential project.

•	Excluding special items, income from continuing operations was $141 million. Including special items, income from continuing operations was $128 million.

•

Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.3% in constant dollars (4.3% in actual dollars) compared to 2012. Systemwide REVPAR for Same-Store Hotels in North America increased 6.1% in constant dollars (5.6% in actual dollars).

•	Management fees, franchise fees and other income increased 7.7% compared to 2012.

•	Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 116 basis points compared to 2012.

•	Worldwide REVPAR for Starwood Same-Store Owned Hotels increased 5.8% in constant dollars (4.8% in actual dollars) compared to 2012.

•	Margins at Starwood Same-Store Owned Hotels Worldwide increased approximately 100 basis points compared to 2012.

•

Earnings from Starwood’s vacation ownership and residential business decreased approximately $31 million compared to 2012, including a $20 million decrease in earnings from the St. Regis Bal Harbour residential project which was substantially sold out.

•	During the quarter, the Company signed 58 hotel management and franchise contracts, representing approximately 11,700 rooms, and opened 23 hotels and resorts with approximately 5,400 rooms.

•

During the quarter, the Company completed sales of hotels for gross cash proceeds of approximately $125 million, paid an annual dividend of $1.35 per share, and repurchased 1.18 million shares at a total cost of $78.6 million and an average price of $66.80 per share.

Full Year 2013 Highlights

•	Excluding special items, EPS from continuing operations was $2.99. Including special items, EPS from continuing operations was $2.92.

•	Adjusted EBITDA was $1.263 billion, which included $119 million of EBITDA from the St. Regis Bal Harbour residential project.

•	Excluding special items, income from continuing operations was $579 million. Including special items, income from continuing operations was $565 million.

•

Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.9% in constant dollars (4.2% in actual dollars) compared to 2012. Systemwide REVPAR for Same-Store Hotels in North America increased 6.0% in constant dollars (5.7% in actual dollars).

•	Management fees, franchise fees and other income increased 8.7% compared to 2012.

•	Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 79 basis points compared to 2012.

•	Worldwide REVPAR for Starwood Same-Store Owned Hotels increased 5.0% in constant dollars (4.2% in actual dollars) compared to 2012.

•	Margins at Starwood Same-Store Owned Hotels Worldwide increased approximately 110 basis points compared to 2012.

•

Earnings from Starwood’s vacation ownership and residential business decreased approximately $34 million compared to 2012, including a $38 million decrease in earnings from the St. Regis Bal Harbour residential project which was substantially sold out.

•	During the year, the Company signed 152 hotel management and franchise contracts, representing approximately 32,200 rooms, and opened 74 hotels and resorts with approximately 16,200 rooms.

•

During the year, the Company completed sales of hotels for gross cash proceeds of approximately $251 million, paid an annual dividend of $1.35 per share, and repurchased 4.9 million shares at a total cost of $315.6 million and an average price of $64.98 per share.

Fourth Quarter 2013 Earnings Summary

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the fourth quarter of 2013 of $0.67 compared to $0.33 in the fourth quarter of 2012. Excluding special items, EPS from continuing operations was $0.73 for the fourth quarter of 2013 compared to $0.70 in the fourth quarter of 2012.

Special items in the fourth quarter of 2013, which totaled an after-tax charge of $13 million, included a pre-tax charge of $19 million related to certain technology development costs that the Company no longer intends to recover from its managed and franchised properties and a pre-tax impairment charge of $17 million associated with a wholly-owned hotel. Special items also included $8 million of net tax benefits primarily associated with the tax law change in Mexico in late 2013 and reversal of tax reserves associated with tax assets which are now deemed realizable. Special items in the fourth quarter of 2012, which totaled an after-tax charge of $72 million, included a pre-tax charge of $113 million primarily related to the early redemption of $725 million senior notes as well as pre-tax charges of $14 million associated with the impairment of certain hotels and investments. Excluding special items, the effective income tax rate in the fourth quarter of 2013 was 33.0% compared to 35.7% in the fourth quarter of 2012.

Income from continuing operations was $128 million in the fourth quarter of 2013, compared to $65 million in the fourth quarter of 2012. Excluding special items, income from continuing operations was $141 million in the fourth quarter of 2013, compared to $137 million in the fourth quarter of 2012.

Net income was $128 million and $0.67 per share in the fourth quarter of 2013, compared to $142 million and $0.72 per share in the fourth quarter of 2012.

Frits van Paasschen, CEO, said, “Starwood had a strong year in 2013. We exceeded our profit expectations, despite a tepid global business environment, exchange rate headwinds and the effect of having sold six hotels. Occupancies in North America reached record levels for the third straight quarter, and in a weak economic environment occupancies in Europe remained high. In Latin America, Asia Pacific, Africa, and the Middle East, we delivered strong footprint and fee growth.

“We made good progress towards our asset-light goals in 2013. Beyond selling six hotels in the year, we recently announced the sale of the St. Regis Bal Harbour. Our portfolio of managed and franchised hotels grew at a healthy clip, as we opened 74 new hotels. In addition, we signed over 150 new hotel agreements – more than any year since 2007.

“We ended 2013 with a balance sheet in the best shape it’s ever been, and during the year we returned over half a billion in capital to shareholders through share repurchases and our dividend.

“From what we are seeing, the year 2014 looks to be a better version of 2013. Early indications are that our U.S. and European hotels will see continued strong rate growth. In the fast-growing markets, our view is that – in spite of today’s market uncertainty – the long-term trends in urbanization and rising wealth will fuel secular growth in demand for travel. As such, we remain bullish on the long term growth of the industry and on our ability to capture more than our fair share of that growth.”

Year Ended December 31, 2013 Earnings Summary

Income from continuing operations was $565 million for the year ended December 31, 2013 compared to $470 million in 2012. Excluding special items, income from continuing operations was $579 million for the year ended December 31, 2013, compared to $513 million in 2012. In addition to the fourth quarter special items discussed above, the results for the year ended December 31, 2013 included a favorable adjustment of $22 million to a legal reserve. Excluding special items, the effective income tax rate for the year ended December 31, 2013 was 32.4% compared to 32.1% in the same period in 2012.

Net income was $635 million and $3.28 per share for the year ended December 31, 2013 compared to $562 million and $2.86 per share for the year ended December 31, 2012.

Adjusted EBITDA was $1.263 billion for the year ended December 31, 2013, compared to $1.220 billion in the same period in 2012. Adjusted EBITDA in 2013 includes $119 million of EBITDA from the St. Regis Bal Harbour Resort residential project (“Bal Harbour”), compared to $157 million in 2012.

Fourth Quarter 2013 Operating Results

Management and Franchise Revenues

Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.3% in constant dollars (4.3% in actual dollars) compared to the fourth quarter of 2012. International Systemwide REVPAR for Same-Store Hotels increased 4.4% in constant dollars (2.6% in actual dollars).

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by region:

	REVPAR
Region	Constant Dollars	Actual Dollars
Americas
North America	6.1%	5.6%
Latin America	2.3%	2.3%
Asia Pacific:
Greater China	3.5%	5.2%
Rest of Asia	8.0%	(3.0)%
Europe, Africa & Middle East:
Europe	3.9%	7.2%
Africa & Middle East	2.0%	0.8%

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by brand:

	REVPAR
Brand	Constant Dollars	Actual Dollars
St. Regis/Luxury Collection	11.2%	10.3%
W Hotels	6.1%	5.6%
Westin	5.6%	4.4%
Sheraton	3.9%	2.4%
Le Méridien	3.4%	4.0%
Four Points by Sheraton	5.3%	3.9%
Aloft	6.0%	5.8%

Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 116 basis points compared to the fourth quarter of 2012. International gross operating profit margins for Same-Store Company-Operated properties increased 111 basis points. North American Same-Store Company-Operated gross operating profit margins increased approximately 131 basis points.

Management fees, franchise fees and other income were $265 million, up $19 million, or 7.7% compared to the fourth quarter of 2012. Management and franchise revenues increased 8.4% to $258 million. Management fees increased 11.6% to $163 million and franchise fees increased 8.0% to $54 million.

For the full year 2013, Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.9% in constant dollars (4.2% in actual dollars) compared to the full year 2012. Worldwide Same-Store Company-Operated gross operating profit margins increased 79 basis points. Management fees, franchise fees and other income were $965 million, up $77 million, or 8.7% compared to the full year 2012. Management and franchise revenues increased 9.3% to $941 million. Management fees increased 10.0% to $560 million and franchise fees increased 7.0% to $214 million.

Development

During the fourth quarter of 2013, the Company signed 58 hotel management and franchise contracts, representing approximately 11,700 rooms, of which 46 are new builds and 12 are conversions from other brands. At December 31, 2013, the Company had approximately 450 hotels in the active pipeline representing approximately 105,000 rooms.

During the fourth quarter of 2013, 23 new hotels and resorts (representing approximately 5,400 rooms) entered the system, including Le Méridien Zhengzhou (China, 350 rooms), Sheraton Bloomington Hotel (Minnesota, 282 rooms), Le Méridien Cairo Airport (Egypt, 349 rooms), W Verbier (Switzerland, 131 rooms), and The Westin Puntacana Resort & Club (Dominican Republic, 200 rooms). During the quarter, 17 properties (representing approximately 4,700 rooms) were removed from the system.

For the full year 2013, the Company signed 152 hotel management and franchise contracts (representing approximately 32,200 rooms). For the full year 2013, 74 new hotels and resorts (representing approximately 16,200 rooms) entered the system and 32 properties (representing approximately 7,500 rooms) left the system.

Owned, Leased and Consolidated Joint Venture Hotels

Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 5.8% in constant dollars (4.8% in actual dollars) when compared to the fourth quarter of 2012. REVPAR at Starwood Same-Store Owned Hotels in North America increased 5.7% in constant dollars (4.2% in actual dollars). Internationally, Starwood Same-Store Owned Hotel REVPAR increased 5.9% in constant dollars (5.3% in actual dollars).

Revenues at Starwood Same-Store Owned Hotels Worldwide increased 5.1% in constant dollars (3.9% in actual dollars) while costs and expenses increased 3.5% in constant dollars (2.6% in actual dollars) when compared to the fourth quarter of 2012. Margins at these hotels increased approximately 100 basis points.

Revenues at Starwood Same-Store Owned Hotels in North America increased 5.2% in constant dollars (3.7% in actual dollars) while costs and expenses increased 3.5% in constant dollars (2.1% in actual dollars) when compared to the fourth quarter of 2012. Margins at these hotels increased approximately 130 basis points.

Internationally, revenues at Starwood Same-Store Owned Hotels increased 4.9% in constant dollars (4.1% in actual dollars) while costs and expenses increased 3.6% in constant dollars (3.0% in actual dollars) when compared to the fourth quarter of 2012. Margins at these hotels increased approximately 80 basis points.

Revenues at owned, leased and consolidated joint venture hotels were $416 million, compared to $418 million in the fourth quarter of 2012. Expenses at owned, leased and consolidated joint venture hotels were $326 million compared to $334 million in the fourth quarter of 2012. Fourth quarter results were impacted by asset sales since the fourth quarter of 2012.

For the full year 2013, Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 5.0% in constant dollars (4.2% in actual dollars) when compared to the full year 2012. Margins at these hotels increased approximately 110 basis points.

Vacation Ownership

Total vacation ownership revenues decreased 0.7% to $145 million in the fourth quarter of 2013 when compared to 2012. Originated contract sales of vacation ownership intervals and the number of contracts signed decreased 2.4% and 2.2%, respectively, primarily due to lower tour flow partially offset by an increase in closing efficiency. The average price per vacation ownership unit sold increased 0.2% to approximately $14,000, driven by price increases and inventory mix.

For the full year 2013, total vacation ownership revenues increased 8.7% to $638 million when compared to the full year 2012, primarily due to increased revenues from resort operations, which included the transfer of the Westin St. John’s revenues from owned hotels to vacation ownership. Originated contract sales of vacation ownership intervals and number of contracts signed increased 0.6% and 0.3%, respectively, and the average price per vacation ownership unit sold increased 0.3% to approximately $15,000.

Residential

During the fourth quarter of 2013, the Company’s residential revenues were $31 million compared to $103 million in 2012. The Company realized residential revenues from Bal Harbour of $23 million and generated EBITDA of $12 million, compared to revenues of $99 million and EBITDA of $32 million in the fourth quarter of 2012. During the fourth quarter of 2013, the Company closed sales of six units at Bal Harbour and realized incremental cash proceeds of $23 million associated with these units. From project inception through December 31, 2013, the Company has closed contracts on approximately 99% of the total residential units available at Bal Harbour, and realized residential revenue of $1.1 billion and EBITDA of $280 million.

Selling, General, Administrative and Other

During the fourth quarter of 2013, selling, general, administrative and other expenses increased 5.0% to $106 million compared to $101 million in 2012 primarily due to legal settlement costs and the impact of foreign exchange rates. For the full year 2013, selling, general, administrative and other expenses increased 3.8% to $384 million compared to $370 million in the full year 2012.

Capital

Gross capital spending during the quarter included approximately $61 million of maintenance capital and $85 million of development capital.

For the full year 2013, capital spending included $142 million of maintenance capital and $284 million of development capital.

Asset Sales

During the fourth quarter of 2013, the Company completed the sales of the Aloft San Francisco Airport and the Westin San Francisco Airport, for gross cash proceeds of approximately $125 million. These hotels were sold subject to franchise contracts and the Company recorded a net gain of $7.4 million associated with these sales. In January 2014, the Company sold The St. Regis Bal Harbour Resort in Miami Beach, FL for gross cash proceeds of $213 million subject to a long-term management contract.

Dividend

The Company’s Board of Directors increased its annual dividend by 8.0% to $1.35 per share. The dividend was paid by the Company on December 27, 2013 to holders of record on December 13, 2013. As previously announced, the Company intends to pay dividends to stockholders on a quarterly basis beginning in 2014.

Share Repurchase

In the fourth quarter of 2013, the Company repurchased 1.18 million shares at a total cost of approximately $78.6 million and an average price of $66.80 per share. For the full year 2013, the Company repurchased 4.9 million shares at a total cost of approximately $315.6 million and an average price of $64.98 per share. As of December 31, 2013, approximately $614 million remained available under the Company’s share repurchase authorization.

Balance Sheet

At December 31, 2013, the Company had gross debt of $1.3 billion, cash and cash equivalents of $739 million (including $123 million of restricted cash) and net debt of $528 million, compared to net debt of $448 million as of September 30, 2013, in each case, excluding debt and restricted cash associated with securitized vacation ownership notes receivable. Net debt at December 31, 2013, including $355 million of debt and $14 million of restricted cash associated with securitized vacation ownership notes receivables, was $869 million.

At December 31, 2013, debt was approximately 81% fixed rate and 19% floating rate and its weighted average maturity was 5.4 years with a weighted average interest rate of 5.59%, excluding the securitized debt. The Company had cash (including current restricted cash) and availability under the revolving credit facilities of approximately $1.75 billion.

Outlook

For the full year 2014:

•	Adjusted EBITDA is expected to be approximately $1.200 billion to $1.225 billion (based on the assumptions below).

•	REVPAR increases at Same-Store Company-Operated Hotels Worldwide of 5% to 7% in constant dollars (approximately 25 basis points lower in actual dollars at current exchange rates).

•	REVPAR increases at Same-Store Owned Hotels Worldwide of 4% to 6% in constant dollars (approximately 50 basis points lower in actual dollars at current exchange rates).

•	Margins at Same-Store Owned Hotels Worldwide increase 75 to 125 basis points.

•	Management fees, franchise fees and other income increase approximately 8% to 10%.

•	Earnings from the Company’s vacation ownership and residential business of approximately $160 million to $170 million.

•	Selling, general and administrative expenses increase approximately 3% to 5%.

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Full year owned earnings are negatively impacted by approximately $30 million due to asset sales completed in 2013, the recent sale of the St. Regis Bal Harbour hotel and a leased hotel that will be converted to a managed hotel in 2014.

•	Depreciation and amortization is expected to be approximately $310 million.

•	Interest expense is expected to be approximately $115 million.

•	Full year effective tax rate is expected to be approximately 33%, and cash taxes from operating earnings are expected to be approximately $160 million.

•	EPS before special items is expected to be approximately $2.69 to $2.78 (based on the assumptions above).

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Full year capital expenditures (excluding vacation ownership and residential inventory) are expected to be approximately $200 million for maintenance, renovation and technology. In addition, in-flight investment projects and prior commitments for joint ventures and other investments are expected to total approximately $200 million.

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Vacation ownership is expected to generate approximately $300 million in positive cash flow, including proceeds from the securitization of receivables the company anticipates completing in the second half of 2014.

For the three months ended March 31, 2014:

•	Adjusted EBITDA is expected to be approximately $260 million to $270 million (based on the assumptions below).

•	REVPAR increases at Same-Store Company-Operated Hotels Worldwide of 5% to 7% in constant dollars (approximately 100 basis points lower in actual dollars at current exchange rates).

•	REVPAR increases at Same-Store Company Owned Hotels Worldwide of 4% to 6% in constant dollars (approximately 200 basis points lower in actual dollars at current exchange rates).

•	Management fees, franchise fees and other income increase approximately 10% to 12%.

•	Earnings from the Company’s vacation ownership and residential business of approximately $40 million to $45 million.

•	Depreciation and amortization is expected to be approximately $78 million.

•	Interest expense is expected to be approximately $30 million.

•	The effective tax rate for the quarter is expected to be approximately 33% (based on the assumptions above).

•	EPS is expected to be approximately $0.53 to $0.56 (based on the assumptions above).

Special Items

The Company’s special items netted to a pre-tax charge of $42 million ($13 million after-tax) in the fourth quarter of 2013 compared to a pre-tax charge of $126 million ($72 million after-tax) in the same period of 2012.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations including special items (in millions, except per share data):

Three Months Ended December 31,			Year Ended December 31,
2013	2012		2013	2012
$141	$137	Income from continuing operations before special items	$579	$513

$0.73	$0.70	EPS before special items	$2.99	$2.61

		Special Items
(24)	1	Restructuring and other special (charges) credits, net (a)	(1)	12
(18)	(14)	Gain (loss) on asset dispositions and impairments, net (b)	(23)	(21)
—	—	Impairment of unconsolidated joint venture hotel (c)	(4)	—
—	(113)	Loss on early extinguishment of debt, net (d)	—	(128)

(42)	(126)	Total special items – pre-tax	(28)	(137)
21	48	Income tax benefit (expense) for special items (e)	14	96
8	6	Income tax benefit (expense) – other non-recurring items (f)	—	(2)

(13)	(72)	Total special items – after-tax	(14)	(43)

$128	$65	Income from continuing operations	$565	$470

$0.67	$0.33	EPS including special items	$2.92	$2.39

(a)	During the three months ended December 2013, the Company decided to absorb certain technology related costs and expenses that it previously intended to collect from its managed and franchised properties. As a result, the Company recorded a $19 million charge, representing the costs and expenses incurred through the end of 2013 that are no longer intended to be recovered. The three months ended December 31, 2013 also include approximately $5 million in severance costs related to a hotel the Company plans to exit in the near future. The full year ended December 31, 2013 includes a favorable adjustment to a legal reserve of approximately $22 million.

During the year ended December 31, 2012, the Company recorded a favorable adjustment of $11 million to reverse a portion of a litigation reserve established in 2011.

(b)	During the three months ended December 31, 2013, the net loss primarily related to a $17 million impairment charge associated with a wholly-owned hotel, asset disposals at certain owned hotels partially offset by the gain on the sales of two hotels and insurance proceeds relating to an owned hotel that suffered damages as a result of a cyclone. The full year ended December 31, 2013 includes losses related to the sale of three wholly-owned hotels.

During the three months ended December 31, 2012, the net loss primarily relates to the impairment of a preferred equity investment. The year ended December 31, 2012 also includes a net loss primarily relating to the sale of one wholly-owned hotel.

(c)	During the year ended December 31, 2013, the net loss related to an impairment charge associated with a hotel in which the Company owns a non-controlling interest.

(d)	During the three months ended December 31, 2012, the net charges primarily related to tender premiums associated with the early redemption of $725 million of the Company’s long-term debt. The year ended December 31, 2012 also includes a net charge associated with the early redemption of approximately $495 million of the Company’s long-term debt.

(e)	During the three months and year ended December 31, 2013, the benefit primarily related to tax benefits on the special items at the statutory tax rate. The year ended December 31, 2013 also includes a tax benefit primarily relating to the sale of three hotels with high tax bases.

During the three months and year ended December 31, 2012, the benefit primarily relates to a tax benefit on the special items at the statutory tax rate. The year ended December 31, 2012 also includes a tax benefit primarily relating to the sale of two hotels with high tax bases.

(f)	During the three months and year ended December 31, 2013, the net benefit primarily represents tax benefits associated with the tax law change in Mexico in late 2013 and the reversal of tax reserves associated with tax assets which are now deemed realizable.

During the three months and year ended December 31, 2012, the net benefit and expense primarily represents adjustments to deferred income taxes.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core ongoing operations.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. Eastern Time today, available via webcast on the Company’s website at http://www.starwoodhotels.com/corporate/about/investor/earnings.html. A webcast replay will be available on the corporate website a few hours after the live event on Thursday, February 13 and will run for one year. Alternatively, participants may call into (866) 921-0636 with conference ID 31551201; please dial in fifteen minutes early to ensure a timely start. A call replay will be available a few hours after the live event on Thursday, February 13 and will run for one week; the call replay can be accessed by dialing (855) 859-2056 with conference ID 31551201.

Definitions

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations attributable to Starwood’s common stockholders. All references to continuing operations, discontinued operations and net income reflect amounts attributable to Starwood’s common stockholders (i.e., excluding amounts attributable to noncontrolling interests). All references to “net capital expenditures” mean gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s operating performance. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the Company, as well as for individual properties or groups of properties, because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as restructuring, goodwill impairment and other special charges and gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core ongoing operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding condo hotels, hotels sold to date and hotels undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality or natural disasters). References to Company-Operated Hotel metrics (e.g., REVPAR) reflect metrics for the Company’s owned, leased and managed hotels. References to Systemwide metrics (e.g., REVPAR) reflect metrics for the Company’s owned, managed and franchised hotels. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to revenues in constant dollars represent revenues, excluding the impact of the movement of foreign exchange rates. The Company calculates revenues in constant dollars by calculating revenues for the current year using the prior year’s exchange rates. The Company uses this revenue measure to better understand the underlying results and trends of the business, excluding the impact of movements in foreign exchange rates.

All references to contract sales or originated sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology. All references to earnings from vacation ownership and residential represents operating income before depreciation expense. All references to management and franchise revenues represent base and incentive fees, franchise fees, amortization of deferred gains resulting from the sales of hotels subject to long-term management contracts and termination fees.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,200 properties in 100 countries and 181,400 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, including reconciliations of non-GAAP financial measures to GAAP financial measures, please visit www.starwoodhotels.com or contact Investor Relations at (203) 351-3500.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. There can be no assurance as to the development of future hotels in the Company’s pipeline or additional vacation ownership units.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Unaudited Consolidated Statements of Income

(In millions, except per share data)

Three Months Ended December 31,				Year Ended December 31,
2013	2012	% Variance		2013	2012	% Variance
			Revenues
$416	$418	(0.5)	Owned, leased and consolidated joint venture hotels	$1,612	$1,698	(5.1)
176	249	(29.3)	Vacation ownership and residential sales and services	924	1,287	(28.2)
265	246	7.7	Management fees, franchise fees and other income	965	888	8.7
649	620	4.7	Other revenues from managed and franchised properties (a)	2,614	2,448	6.8

1,506	1,533	(1.8)		6,115	6,321	(3.3)
			Costs and Expenses
326	334	2.4	Owned, leased and consolidated joint venture hotels	1,292	1,391	7.1
129	171	24.6	Vacation ownership and residential	632	961	34.2
106	101	(5.0)	Selling, general, administrative and other	384	370	(3.8)
24	(1)	n/m	Restructuring and other special charges (credits), net	1	(12)	n/m
65	58	(12.1)	Depreciation	239	226	(5.8)
7	7	—	Amortization	28	25	(12.0)
649	620	(4.7)	Other expenses from managed and franchised properties (a)	2,614	2,448	(6.8)

1,306	1,290	(1.2)		5,190	5,409	4.0
200	243	(17.7)	Operating income	925	912	1.4
9	6	50.0	Equity (losses) earnings and gains and (losses) from unconsolidated ventures, net	26	25	4.0
(23)	(36)	36.1	Interest expense, net of interest income of $1, $1, $3 and $2	(100)	(170)	41.2
—	(113)	100.0	Loss on early extinguishment of debt	—	(128)	100.0
(18)	(14)	(28.6)	Gain (loss) on asset dispositions and impairments, net	(23)	(21)	(9.5)

168	86	95.3	Income from continuing operations before taxes and noncontrolling interests	828	618	34.0
(40)	(21)	(90.5)	Income tax benefit (expense)	(263)	(148)	(77.7)

128	65	96.9	Income (loss) from continuing operations	565	470	20.2
			Discontinued Operations:
(1)	—	n/m	Loss from operations, net of tax	(1)	—	n/m
1	77	(98.7)	Gain (loss) on dispositions, net of tax	71	92	(22.8)

128	142	(9.9)	Net income (loss)	635	562	13.0
—	—	—	Net loss (income) attributable to noncontrolling interests	—	—	—

$128	$142	(9.9)	Net income (loss) attributable to Starwood	$635	$562	13.0

			Earnings (Losses) Per Share – Basic
$0.68	$0.34	100.0	Continuing operations	$2.96	$2.44	21.3
—	0.40	(100.0)	Discontinued operations	0.37	0.48	(22.9)

$0.68	$0.74	(8.1)	Net income (loss)	$3.33	$2.92	14.0

			Earnings (Losses) Per Share – Diluted
$0.67	$0.33	n/m	Continuing operations	$2.92	$2.39	22.2
—	0.39	(100.0)	Discontinued operations	0.36	0.47	(23.4)

$0.67	$0.72	(6.9)	Net income (loss)	$3.28	$2.86	14.7

			Amounts attributable to Starwood’s Common Stockholders
$128	$65	96.9	Continuing operations	$565	$470	20.2
—	77	(100.0)	Discontinued operations	70	92	(23.9)

$128	$142	(9.9)	Net income (loss)	$635	$562	13.0

189	191		Weighted average number of shares	191	193

192	194		Weighted average number of shares assuming dilution	193	197

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Consolidated Balance Sheets

(In millions, except share data)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$616	$305
Restricted cash	134	158
Accounts receivable, net of allowance for doubtful accounts of $59 and $59	643	586
Inventories	217	361
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $6 and $9	54	65
Deferred income tax	211	290
Prepaid expenses and other	121	124

Total current assets	1,996	1,889
Investments	251	260
Plant, property and equipment, net	3,034	3,162
Assets held for sale, net	—	36
Goodwill and intangible assets, net	2,032	2,025
Deferred tax assets	591	660
Other assets (a)	543	385
Securitized vacation ownership notes receivable	315	438

Total assets	$8,762	$8,855

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$2	$2
Accounts payable	105	121
Current maturities of long-term securitized vacation ownership debt	97	150
Accrued expenses	1,092	1,074
Accrued salaries, wages and benefits	404	395
Accrued taxes and other	224	274

Total current liabilities	1,924	2,016
Long-term debt (b)	1,265	1,273
Long-term securitized vacation ownership debt	258	383
Deferred income taxes	48	85
Other liabilities	1,904	1,956

Total liabilities	5,399	5,713

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 191,897,809 and 193,121,094 shares at December 31, 2013 and December 31, 2012, respectively	2	2
Additional paid-in capital	661	816
Accumulated other comprehensive loss	(335)	(338)
Retained earnings	3,032	2,657

Total Starwood stockholders’ equity	3,360	3,137
Noncontrolling interest	3	5

Total stockholders’ equity	3,363	3,142

Total liabilities and stockholders’ equity	$8,762	$8,855

(a)	Includes restricted cash of $3 million and $6 million at December 31, 2013 and December 31, 2012, respectively.
(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $218 million and $389 million at December 31, 2013 and December 31, 2012, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2013	2012	% Variance		2013	2012	% Variance
			Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
$128	$142	(9.9)	Net income (loss)	$635	$562	13.0
27	40	(32.5)	Interest expense (a)	115	182	(36.8)
—	113	(100.0)	Loss on early extinguishment of debt, net	—	128	(100.0)
41	92	(55.4)	Income tax (benefit) expense (b)	194	234	(17.1)
71	66	7.6	Depreciation (c)	262	256	2.3
7	8	(12.5)	Amortization (d)	31	28	10.7

274	461	(40.6)	EBITDA	1,237	1,390	(11.0)
18	14	(28.6)	(Gain) loss on asset dispositions and impairments, net	23	21	9.5
24	(1)	n/m	Restructuring and other special charges (credits), net	1	(12)	n/m
—	—	—	Impairment of unconsolidated joint venture hotel (e)	4	—	n/m
(2)	(149)	98.7	Discontinued operations (gain) loss on dispositions (f)	(2)	(179)	98.9

$314	$325	(3.4)	Adjusted EBITDA	$1,263	$1,220	3.5

(a)	Includes $3 million and $3 million of Starwood’s share of interest expense of unconsolidated joint ventures for the three months ended December 31, 2013 and 2012, respectively, and $12 million and $10 million for the year ended December 31, 2013 and 2012, respectively.
(b)	Includes $1 million and $72 million of tax expense (benefit) recorded in discontinued operations for the three months ended December 31, 2013 and 2012, respectively, and $(69) million and $87 million for the year ended December 31, 2013 and 2012, respectively.
(c)	Includes $6 million and $8 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for each of the three months ended December 31, 2013 and 2012, respectively, and $23 million and $30 million for the year ended December 31, 2013 and 2012, respectively.
(d)	Includes $0 million and $1 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended December 31, 2013 and 2012, respectively, and $3 million and $3 million for the year ended December 31, 2013 and 2012, respectively.
(e)	The impairment charge is included in the equity earnings and gain/(loss) from unconsolidated ventures, net line item in the statement of income.
(f)	Excludes the amount of income tax expense (benefit) included within (b) above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels Worldwide

(In millions)

	Three Months Ended December 31, 2013
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$13	3.9%
Impact of changes in foreign exchange rates	4	1.2%

Revenue increase/(decrease) in constant dollars	$17	5.1%

Expense
Expense increase/(decrease) (GAAP)	$7	2.6%
Impact of changes in foreign exchange rates	3	0.9%

Expense increase/(decrease) in constant dollars	$10	3.5%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels North America

(In millions)

	Three Months Ended December 31, 2013
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$6	3.7%
Impact of changes in foreign exchange rates	3	1.5%

Revenue increase/(decrease) in constant dollars	$9	5.2%

Expense
Expense increase/(decrease) (GAAP)	$3	2.1%
Impact of changes in foreign exchange rates	2	1.4%

Expense increase/(decrease) in constant dollars	$5	3.5%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels International

(In millions)

	Three Months Ended December 31, 2013
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$7	4.1%
Impact of changes in foreign exchange rates	1	0.8%

Revenue increase/(decrease) in constant dollars	$8	4.9%

Expense
Expense increase/(decrease) (GAAP)	$4	3.0%
Impact of changes in foreign exchange rates	1	0.6%

Expense increase/(decrease) in constant dollars	$5	3.6%

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliation – Earnings from Vacation Ownership and Residential Business

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	$ Variance	2013	2012	$ Variance
Vacation ownership and residential sales and services revenue	$176	$249	$(73)	$924	$1,287	$(363)
Vacation ownership and residential expenses	(129)	(171)	42	(632)	(961)	329

Earnings from vacation ownership and residential	$47	$78	$(31)	$292	$326	$(34)

Non-GAAP to GAAP Reconciliation – Earnings from Bal Harbour

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	$ Variance	2013	2012	$ Variance
Total Bal Harbour revenues	$23	$99	$(76)	$266	$684	$(418)
Total Bal Harbour expenses	(11)	(67)	56	(147)	(527)	380

Earnings from Bal Harbour	$12	$32	$(20)	$119	$157	$(38)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance

(In millions, except per share data)

Low Case

Three Months Ended March 31, 2014		Year Ended December 31, 2014
$102	Net income	$519
30	Interest expense	115
50	Income tax expense	256
78	Depreciation and amortization	310

260	EBITDA	1,200
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$260	Adjusted EBITDA	$1,200

Three Months Ended March 31, 2014		Year Ended December 31, 2014
$102	Income from continuing operations before special items	$519

$0.53	EPS before special items	$2.69

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$102	Income from continuing operations	$519

$0.53	EPS including special items	$2.69

	High Case

Three Months Ended March 31, 2014		Year Ended December 31, 2014
$109	Net income	$536
30	Interest expense	115
53	Income tax expense	264
78	Depreciation and amortization	310

270	EBITDA	1,225
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$270	Adjusted EBITDA	$1,225

Three Months Ended March 31, 2014		Year Ended December 31, 2014
$109	Income from continuing operations before special items	$536

$0.56	EPS before special items	$2.78

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$109	Income from continuing operations	$536

$0.56	EPS including special items	$2.78

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations –

Future Earnings from Vacation Ownership and Residential Business

(In millions)

Low Case

Three Months Ended March 31, 2014
Vacation ownership and residential sales and services revenue	$175
Vacation ownership and residential expenses	(135)

Earnings from vacation ownership and residential	$40

Year Ended December 31, 2014
Vacation ownership and residential sales and services revenue	$668
Vacation ownership and residential expenses	(508)

Earnings from vacation ownership and residential	$160

High Case

Three Months Ended March 31, 2014
Vacation ownership and residential sales and services revenue	$178
Vacation ownership and residential expenses	(133)

Earnings from vacation ownership and residential	$45

Year Ended December 31, 2014
Vacation ownership and residential sales and services revenue	$673
Vacation ownership and residential expenses	(503)

Earnings from vacation ownership and residential	$170

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same Store Owned Hotel Revenue and Expenses

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2013	2012	% Variance	Same-Store Owned Hotels Worldwide	2013	2012	% Variance

			Revenue
$361	$348	3.9	Same-Store Owned Hotels (a)	$1,225	$1,176	4.1
4	20	(80.0)	Hotels Sold in 2013 and 2012	48	186	(74.2)
43	44	(2.3)	Hotels Without Comparable Results	312	310	0.6
8	6	33.3	Other ancillary hotel operations	27	26	3.8

$416	$418	(0.5)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$1,612	$1,698	(5.1)

			Costs and Expenses
$278	$271	(2.6)	Same-Store Owned Hotels (a)	$959	$934	(2.7)
3	16	81.3	Hotels Sold in 2013 and 2012	35	149	76.5
40	40	—	Hotels Without Comparable Results	275	283	2.8
5	7	28.6	Other ancillary hotel operations	23	25	8.0

$326	$334	2.4	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$1,292	$1,391	7.1

Three Months Ended December 31,				Year Ended December 31,
2013	2012	% Variance	Same-Store Owned Hotels North America	2013	2012	% Variance
			Revenue
$176	$170	3.7	Same-Store Owned Hotels (a)	$553	$507	9.1
4	20	(80.0)	Hotels Sold in 2013 and 2012	48	186	(74.2)
32	39	(17.9)	Hotels Without Comparable Results	228	263	(13.3)
—	—	—	Other ancillary hotel operations	—	—	—
$212	$229	(7.4)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$829	$956	(13.3)

			Costs and Expenses
$136	$133	(2.1)	Same-Store Owned Hotels (a)	$446	$426	(4.5)
3	16	81.3	Hotels Sold in 2013 and 2012	35	149	76.5
31	36	13.9	Hotels Without Comparable Results	210	235	10.6
(1)	—	n/m	Other ancillary hotel operations	(1)	1	n/m

$169	$185	8.6	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$690	$811	14.9

Three Months Ended December 31,				Year Ended December 31,
2013	2012	% Variance	Same-Store Owned Hotels International	2013	2012	% Variance
			Revenue
$185	$178	4.1	Same-Store Owned Hotels (a)	$672	$669	0.4
—	—	—	Hotels Sold in 2013 and 2012	—	—	—
11	5	n/m	Hotels Without Comparable Results	84	47	78.7
8	6	33.3	Other ancillary hotel operations	27	26	3.8

$204	$189	7.9	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$783	$742	5.5

			Costs and Expenses
$142	$138	(3.0)	Same-Store Owned Hotels (a)	$513	$508	(1.1)
—	—	—	Hotels Sold or 2013 and 2012	—	—	—
9	4	n/m	Hotels Without Comparable Results	65	48	(35.4)
6	7	14.3	Other ancillary hotel operations	24	24	—

$157	$149	(5.4)	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$602	$580	(3.8)

(a)	Same-Store Owned Hotel results exclude 11 hotels sold, one hotel transferred to vacation ownership, and eight hotels without comparable results for the three months ended December 31, 2013 and 14 hotels sold, one hotel transferred to vacation ownership, and 11 hotels without comparable results for the year ended December 31, 2013

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For Three Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2013	2012	Var. USD	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL HOTELS
REVPAR ($)	120.80	115.86	4.3%	120.50	114.08	5.6%	121.19	118.07	2.6%
ADR ($)	179.18	175.50	2.1%	174.47	168.25	3.7%	185.36	185.08	0.2%
Occupancy (%)	67.4%	66.0%	1.4	69.1%	67.8%	1.3	65.4%	63.8%	1.6

SHERATON
REVPAR ($)	101.24	98.82	2.4%	99.27	94.95	4.5%	103.62	103.53	0.1%
ADR ($)	154.98	152.52	1.6%	148.49	143.30	3.6%	163.30	164.33	-0.6%
Occupancy (%)	65.3%	64.8%	0.5	66.9%	66.3%	0.6	63.5%	63.0%	0.5

WESTIN
REVPAR ($)	132.99	127.44	4.4%	129.14	122.65	5.3%	141.43	137.96	2.5%
ADR ($)	189.03	186.48	1.4%	183.61	178.41	2.9%	200.93	204.56	-1.8%
Occupancy (%)	70.4%	68.3%	2.1	70.3%	68.7%	1.6	70.4%	67.4%	3.0

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	208.24	188.79	10.3%	268.53	242.87	10.6%	179.38	162.97	10.1%
ADR ($)	319.95	307.46	4.1%	385.29	360.40	6.9%	285.28	278.36	2.5%
Occupancy (%)	65.1%	61.4%	3.7	69.7%	67.4%	2.3	62.9%	58.5%	4.4

LE MERIDIEN
REVPAR ($)	131.90	126.78	4.0%	223.63	201.25	11.1%	118.13	115.73	2.1%
ADR ($)	194.50	191.82	1.4%	270.12	256.09	5.5%	180.17	180.16	0.0%
Occupancy (%)	67.8%	66.1%	1.7	82.8%	78.6%	4.2	65.6%	64.2%	1.4

W
REVPAR ($)	241.35	228.51	5.6%	228.65	216.55	5.6%	272.02	257.22	5.8%
ADR ($)	312.19	304.77	2.4%	296.23	288.14	2.8%	350.51	345.04	1.6%
Occupancy (%)	77.3%	75.0%	2.3	77.2%	75.2%	2.0	77.6%	74.5%	3.1

FOUR POINTS
REVPAR ($)	78.81	75.86	3.9%	76.75	73.43	4.5%	81.95	79.58	3.0%
ADR ($)	118.09	116.52	1.3%	114.54	111.51	2.7%	123.56	124.43	-0.7%
Occupancy (%)	66.7%	65.1%	1.6	67.0%	65.9%	1.1	66.3%	64.0%	2.3

ALOFT
REVPAR ($)	76.26	72.08	5.8%	83.22	77.33	7.6%	58.51	58.70	-0.3%
ADR ($)	111.74	109.47	2.1%	117.44	114.40	2.7%	95.02	95.62	-0.6%
Occupancy (%)	68.2%	65.8%	2.4	70.9%	67.6%	3.3	61.6%	61.4%	0.2

(1)	Includes same store owned, leased, managed, and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For Three Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL WORLDWIDE
REVPAR ($)	120.80	115.86	4.3%	139.70	133.16	4.9%
ADR ($)	179.18	175.50	2.1%	204.34	199.06	2.7%
Occupancy (%)	67.4%	66.0%	1.4	68.4%	66.9%	1.5

AMERICAS
REVPAR ($)	118.81	112.73	5.4%	152.90	144.36	5.9%
ADR ($)	173.79	168.03	3.4%	215.86	207.44	4.1%
Occupancy (%)	68.4%	67.1%	1.3	70.8%	69.6%	1.2

North America
REVPAR ($)	120.50	114.08	5.6%	158.35	148.89	6.4%
ADR ($)	174.47	168.25	3.7%	220.32	210.81	4.5%
Occupancy (%)	69.1%	67.8%	1.3	71.9%	70.6%	1.3

Latin America
REVPAR ($)	99.77	97.54	2.3%	112.25	110.61	1.5%
ADR ($)	165.04	165.18	-0.1%	177.97	178.74	-0.4%
Occupancy (%)	60.5%	59.1%	1.4	63.1%	61.9%	1.2

ASIA PACIFIC
REVPAR ($)	112.82	112.04	0.7%	114.24	111.18	2.8%
ADR ($)	168.42	172.68	-2.5%	171.51	172.68	-0.7%
Occupancy (%)	67.0%	64.9%	2.1	66.6%	64.4%	2.2

Greater China
REVPAR ($)	99.91	94.94	5.2%	98.72	93.99	5.0%
ADR ($)	161.89	161.41	0.3%	160.38	160.57	-0.1%
Occupancy (%)	61.7%	58.8%	2.9	61.6%	58.5%	3.1

Rest of Asia Pacific
REVPAR ($)	127.20	131.14	-3.0%	138.36	138.02	0.2%
ADR ($)	174.58	183.03	-4.6%	185.82	187.73	-1.0%
Occupancy (%)	72.9%	71.7%	1.2	74.5%	73.5%	1.0

EAME
REVPAR ($)	137.99	131.59	4.9%	146.47	139.35	5.1%
ADR ($)	213.25	206.48	3.3%	222.08	214.48	3.5%
Occupancy (%)	64.7%	63.7%	1.0	66.0%	65.0%	1.0

Europe
REVPAR ($)	139.08	129.77	7.2%	153.45	142.16	7.9%
ADR ($)	211.56	202.83	4.3%	224.79	214.26	4.9%
Occupancy (%)	65.7%	64.0%	1.7	68.3%	66.3%	2.0

Africa & Middle East
REVPAR ($)	136.00	134.91	0.8%	136.68	135.38	1.0%
ADR ($)	216.44	213.19	1.5%	217.95	214.80	1.5%
Occupancy (%)	62.8%	63.3%	-0.5	62.7%	63.0%	-0.3

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned/Leased Hotel Results—Same Store

For Three Months Ended December 31,

UNAUDITED

	Worldwide			North America			International
	2013	2012	Var. USD	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL HOTELS	39 Hotels			13 Hotels			26 Hotels
REVPAR ($)	182.71	174.37	4.8%	207.04	198.72	4.2%	164.73	156.40	5.3%
ADR ($)	253.15	246.52	2.7%	279.53	267.14	4.6%	232.75	229.88	1.2%
Occupancy (%)	72.2%	70.7%	1.5	74.1%	74.4%	-0.3	70.8%	68.0%	2.8

Total Revenue*	361,428	347,812	3.9%	175,718	169,443	3.7%	185,710	178,369	4.1%
Total Expenses*	277,889	270,940	-2.6%	136,232	133,474	-2.1%	141,657	137,467	-3.0%

*	Revenues & Expenses above are represented in ‘000’s

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For Three Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2013	2012	Variance	% Variance
Management Fees
Base Fees	94	87	7	8.0%
Incentive Fees	69	59	10	16.9%

Total Management Fees	163	146	17	11.6%

Franchise Fees	54	50	4	8.0%

Total Management & Franchise Fees	217	196	21	10.7%

Other Management & Franchise Revenues (1)	41	42	(1)	(2.4)%

Total Management & Franchise Revenues	258	238	20	8.4%

Other	7	8	(1)	(12.5)%

Management Fees, Franchise Fees and Other Income	265	246	19	7.7%

(1)	Other Management & Franchise Revenues primarily includes the amortization of the deferred gains of approximately $23 million in 2013 and 2012, resulting from the sales of hotels subject to long-term management contracts and termination fees.

Vacation Ownership & Residential Revenues and Expenses

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	2013	2012	$ Variance	% Variance
Originated Sales Revenues (1)—Vacation Ownership Sales	82	84	(2)	(2.4%)
Other Sales and Services Revenues (2)	76	69	7	10.1%
Deferred Revenues—Percentage of Completion	(8)	0	(8)	0.0%
Deferred Revenues—Other (3)	(5)	(7)	2	28.6%

Vacation Ownership Sales and Services Revenues	145	146	(1)	(0.7%)
Residential Sales and Services Revenues (4)	31	103	(72)	(69.9%)

Total Vacation Ownership & Residential Sales and Services Revenues	176	249	(73)	(29.3%)

Originated Sales Expenses (5)—Vacation Ownership Sales	60	53	(7)	(13.2%)
Other Expenses (6)	59	51	(8)	(15.7%)
Deferred Expenses—Percentage of Completion	(4)	0	4	0.0%
Deferred Expenses—Other	1	0	(1)	0.0%

Vacation Ownership Expenses	116	104	(12)	(11.5%)
Residential Expenses (4)	13	67	54	80.6%

Total Vacation Ownership & Residential Expenses	129	171	42	24.6%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	For 2013 and 2012, includes $23 and $99 million of revenues and $11 and $67 million expenses associated with The St. Regis Bal Harbour residential project, respectively.
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(6)	Includes resort, general and administrative, and other miscellaneous expenses

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Top Worldwide Markets—Owned

For the Year Ended December 31, 2013

UNAUDITED

Worldwide Markets	% of 2013 Total Earnings (1)
United States	29%
Phoenix, AZ	9%
Hawaii	5%
San Francisco/San Mateo, CA	5%
Miami-Hialeah, FL	4%
Atlanta, GA	2%
New York, NY	1%
Canada	15%
Australia	11%
Italy	10%
Mexico	8%
Spain	8%
United Kingdom	6%
Brazil	5%
Fiji	4%
Argentina	2%
Peru	2%

100%

(1)	Represents earnings for owned, leased, and consolidated joint venture hotels before depreciation expense.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Total Management & Franchise Fees by Geographic Region

For the Year Ended December 31, 2013

UNAUDITED

Geographical Region	Management Fees	Franchise Fees	Total Management and Franchise Fees

United States	35%	71%	45%
Americas (Latin America & Canada)*	8%	14%	9%
China	17%	2%	13%
Rest of Asia	14%	6%	12%
Europe	13%	6%	12%
Middle East and Africa	13%	1%	9%

Total	100%	100%	100%

*	Includes U.S. territories

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2013	2012	Var. USD	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL HOTELS
REVPAR ($)	119.15	114.34	4.2%	120.30	113.79	5.7%	117.77	115.00	2.4%
ADR ($)	173.35	169.31	2.4%	165.82	159.16	4.2%	183.65	183.32	0.2%
Occupancy (%)	68.7%	67.5%	1.2	72.5%	71.5%	1.0	64.1%	62.7%	1.4

SHERATON
REVPAR ($)	100.34	97.95	2.4%	101.20	96.59	4.8%	99.35	99.52	-0.2%
ADR ($)	150.41	148.30	1.4%	143.36	137.93	3.9%	159.62	161.92	-1.4%
Occupancy (%)	66.7%	66.1%	0.6	70.6%	70.0%	0.6	62.2%	61.5%	0.7

WESTIN
REVPAR ($)	131.59	126.89	3.7%	130.50	124.11	5.1%	133.92	132.88	0.8%
ADR ($)	181.73	178.32	1.9%	175.60	169.93	3.3%	195.97	197.93	-1.0%
Occupancy (%)	72.4%	71.2%	1.2	74.3%	73.0%	1.3	68.3%	67.1%	1.2

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	204.70	186.32	9.9%	248.91	221.92	12.2%	183.71	169.48	8.4%
ADR ($)	312.61	301.03	3.8%	340.05	315.01	7.9%	297.18	292.97	1.4%
Occupancy (%)	65.5%	61.9%	3.6	73.2%	70.4%	2.8	61.8%	57.8%	4.0

LE MERIDIEN
REVPAR ($)	131.01	126.49	3.6%	213.73	198.16	7.9%	117.95	115.21	2.4%
ADR ($)	191.16	186.91	2.3%	258.89	245.39	5.5%	177.85	175.58	1.3%
Occupancy (%)	68.5%	67.7%	0.8	82.6%	80.8%	1.8	66.3%	65.6%	0.7

W
REVPAR ($)	225.58	212.13	6.3%	208.00	196.77	5.7%	263.37	244.95	7.5%
ADR ($)	291.68	281.31	3.7%	267.24	257.71	3.7%	345.29	333.75	3.5%
Occupancy (%)	77.3%	75.4%	1.9	77.8%	76.4%	1.4	76.3%	73.4%	2.9

FOUR POINTS
REVPAR ($)	77.97	74.31	4.9%	81.25	77.67	4.6%	72.60	68.85	5.4%
ADR ($)	115.04	112.34	2.4%	114.39	111.52	2.6%	116.24	113.88	2.1%
Occupancy (%)	67.8%	66.1%	1.7	71.0%	69.6%	1.4	62.5%	60.5%	2.0

ALOFT
REVPAR ($)	75.84	71.08	6.7%	83.47	78.64	6.1%	56.84	52.22	8.8%
ADR ($)	109.46	106.24	3.0%	115.52	110.92	4.1%	91.83	91.72	0.1%
Occupancy (%)	69.3%	66.9%	2.4	72.3%	70.9%	1.4	61.9%	56.9%	5.0

(1)	Includes same store owned, leased, managed, and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL WORLDWIDE
REVPAR ($)	119.15	114.34	4.2%	134.30	128.11	4.8%
ADR ($)	173.35	169.31	2.4%	196.00	191.03	2.6%
Occupancy (%)	68.7%	67.5%	1.2	68.5%	67.1%	1.4

AMERICAS
REVPAR ($)	118.35	112.31	5.4%	145.99	137.69	6.0%
ADR ($)	165.67	159.35	4.0%	200.58	191.74	4.6%
Occupancy (%)	71.4%	70.5%	0.9	72.8%	71.8%	1.0

North America
REVPAR ($)	120.30	113.79	5.7%	151.79	142.33	6.6%
ADR ($)	165.82	159.16	4.2%	203.63	193.85	5.0%
Occupancy (%)	72.5%	71.5%	1.0	74.5%	73.4%	1.1

Latin America
REVPAR ($)	97.28	96.24	1.1%	107.06	106.47	0.6%
ADR ($)	163.66	161.84	1.1%	175.56	174.65	0.5%
Occupancy (%)	59.4%	59.5%	-0.1	61.0%	61.0%	0.0

ASIA PACIFIC
REVPAR ($)	105.49	104.05	1.4%	107.41	103.68	3.6%
ADR ($)	164.51	168.21	-2.2%	167.85	169.07	-0.7%
Occupancy (%)	64.1%	61.9%	2.2	64.0%	61.3%	2.7

Greater China
REVPAR ($)	94.00	90.28	4.1%	93.86	90.13	4.1%
ADR ($)	160.57	160.99	-0.3%	159.95	161.11	-0.7%
Occupancy (%)	58.5%	56.1%	2.4	58.7%	55.9%	2.8

Rest of Asia Pacific
REVPAR ($)	118.01	119.05	-0.9%	128.49	124.76	3.0%
ADR ($)	168.09	174.68	-3.8%	177.84	179.01	-0.7%
Occupancy (%)	70.2%	68.2%	2.0	72.2%	69.7%	2.5

EAME
REVPAR ($)	139.67	134.64	3.7%	146.93	141.45	3.9%
ADR ($)	213.26	207.74	2.7%	220.84	215.20	2.6%
Occupancy (%)	65.5%	64.8%	0.7	66.5%	65.7%	0.8

Europe
REVPAR ($)	148.49	142.92	3.9%	162.87	156.47	4.1%
ADR ($)	220.15	214.74	2.5%	233.17	227.42	2.5%
Occupancy (%)	67.5%	66.6%	0.9	69.9%	68.8%	1.1

Africa & Middle East
REVPAR ($)	122.25	118.23	3.4%	122.65	118.53	3.5%
ADR ($)	198.39	192.72	2.9%	199.49	194.17	2.7%
Occupancy (%)	61.6%	61.4%	0.2	61.5%	61.0%	0.5

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

Starwood Hotels & Resorts Worldwide, Inc.

Owned Hotel Results—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Worldwide			North America			International
	2013	2012	Var. USD	2013	2012	Var. USD	2013	2012	Var. USD
TOTAL HOTELS	36 Hotels			12 Hotels			24 Hotels
REVPAR ($)	167.19	160.51	4.2%	176.40	162.45	8.6%	160.44	159.10	0.8%
ADR ($)	230.17	222.06	3.7%	228.43	213.42	7.0%	231.59	228.97	1.1%
Occupancy (%)	72.6%	72.3%	0.3	77.2%	76.1%	1.1	69.3%	69.5%	-0.2

Total Revenue*	1,224,675	1,176,021	4.1%	553,061	507,042	9.1%	671,614	668,979	0.4%
Total Expenses*	959,022	934,123	-2.7%	445,568	426,317	-4.5%	513,454	507,806	-1.1%

*	Revenues & Expenses above are represented in ‘000’s

Starwood Hotels & Resorts Worldwide, Inc.

Management Fees, Franchise Fees and Other Income

For the Twelve Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2013	2012	Variance	% Variance
Management Fees
Base Fees	358	331	27	8.2%
Incentive Fees	202	178	24	13.5%

Total Management Fees	560	509	51	10.0%

Franchise Fees	214	200	14	7.0%

Total Management & Franchise Fees	774	709	65	9.2%

Other Management & Franchise Revenues (1)	167	152	15	9.9%

Total Management & Franchise Revenues	941	861	80	9.3%

Other	24	27	(3)	(11.1)%

Management Fees, Franchise Fees and Other Income	965	888	77	8.7%

(1)	Other Management & Franchise Revenues primarily includes the amortization of the deferred gains of approximately $91 million in 2013 and $87 million in 2012, resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Twelve Months Ended December 31,

UNAUDITED ($ millions)

	2013	2012	$ Variance	% Variance
Originated Sales Revenues (1) —Vacation Ownership Sales	326	324	2	0.6%
Other Sales and Services Revenues (2)	323	278	45	16.2%
Deferred Revenues—Percentage of Completion	(7)	3	(10)	n/m
Deferred Revenues—Other (3)	(4)	(18)	14	77.8%

Vacation Ownership Sales and Services Revenues	638	587	51	8.7%
Residential Sales and Services Revenues (4)	286	700	(414)	(59.1%)

Total Vacation Ownership & Residential Sales and Services Revenues	924	1,287	(363)	(28.2%)

Originated Sales Expenses (5)—Vacation Ownership Sales	231	217	(14)	(6.5%)
Other Expenses (6)	248	207	(41)	(19.8%)
Deferred Expenses—Percentage of Completion	(4)	2	6	n/m
Deferred Expenses—Other	8	8	0	0.0%

Vacation Ownership Expenses	483	434	(49)	(11.3%)
Residential Expenses (4)	149	527	378	(71.7%)

Total Vacation Ownership & Residential Expenses	632	961	329	34.2%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	For 2013 and 2012, includes $266 and $684 million of revenues and $147 and $527 million expenses associated with The St. Regis Bal Harbour residential project, respectively.
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(6)	Includes resort, general and administrative, and other miscellaneous expenses

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned Hotels without Comparable Results & Other Selected Items

As of December 31, 2013

UNAUDITED ($ millions)

Owned hotels without comparable results in 2013 and 2012:

Hotel	Location
Aloft Tucson University	Tucson, AZ
Element Denver Park Meadows	Denver, CO
Hotel Alfonso XIII, Seville	Seville, Spain
Hotel Maria Cristina, San Sebastian	San Sebastian, Spain
Sheraton Santa Maria de El Paular	Madrid, Spain
Sheraton Suites Philadelphia Airport	Philadelphia, PA
The Gritti Palace, Venice	Venice, Italy
The St. Regis New York	New York, NY
The Westin Excelsior, Florence	Florence, Italy
The Westin Maui Resort & Spa, Ka’anapali	Maui, HI
The Westin Peachtree Plaza, Atlanta	Atlanta, GA

Owned hotels sold in 2013 and 2012:

Hotel	Location
Aloft Lexington	Lexington, MA
Aloft San Francisco Airport	San Francisco, CA
Atlanta Perimeter	Atlanta, GA
Caesars Brookdale	Scotrun, PA
Caesars Cove Haven	Lakeville, PA
Caesars Paradise Stream	Mount Pocono, PA
Caesars Pocono Palace	Marshalls Creek, PA
Element Lexington	Lexington, MA
The Manhattan at Times Square Hotel	New York, NY
The Westin San Francisco Airport	San Francisco, CA
W Chicago—Lakeshore	Chicago, IL
W Los Angeles—Westwood	Los Angeles, CA
W New Orleans	New Orleans, LA
W New Orleans—French Quarter	New Orleans, LA

Revenues and Expenses Associated with Hotels Sold in 2013 and 2012: (1)

	Q1	Q2	Q3	Q4	Full Year
Hotels Sold in 2012:
2012
Revenues	$35	$43	$36	—	$ 114
Expenses (excluding depreciation)	$32	$32	$27	$1	$ 92

Hotels Sold in 2013:
2013
Revenues	$19	$13	$12	$4	$ 48
Expenses (excluding depreciation)	$14	$9	$9	$3	$ 35

2012
Revenues	$17	$18	$17	$20	$ 72
Expenses (excluding depreciation)	$14	$13	$15	$15	$ 57

(1)	Results consist of six hotels sold in 2013 and eight hotels sold in 2012. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in the statements of income for 2013 and 2012. These amounts are not impacted by the sale of Caesars Brookdale as the hotel was closed prior to 2012.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Capital Expenditures

For the Three and Twelve Months Ended December 31, 2013

UNAUDITED ($ millions)

	Q4	YTD
Maintenance Capital Expenditures: (1)
Owned, Leased and Consolidated Joint Venture Hotels	33	59
Corporate/IT	28	83

Subtotal	61	142
Vacation Ownership and Residential Capital Expenditures:
Net capital expenditures for inventory (excluding St. Regis Bal Harbour) (2)	(6)	(43)
Capital expenditures for inventory—St. Regis Bal Harbour	1	5

Subtotal	(5)	(38)
Development Capital	85	284

Total Capital Expenditures	141	388

(1)	Maintenance capital expenditures include improvements that extend the useful life of the asset.
(2)	Represents gross inventory capital expenditures of $11 million and $32 million in the three and twelve months ended December 31, 2013, less cost of sales of $17 million and $75 million in the three and twelve months ended December 31, 2013.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2013 Divisional Hotel Inventory Summary by Ownership by Brand

As of December 31, 2013

	Americas		North America		Latin America		Asia Pacific		Greater China		Rest of Asia		Europe, Africa & Middle East		Europe		Africa & Middle East		TOTAL
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Owned, Leased, & Consolidated JV
Sheraton	11	6,284	6	3,585	5	2,699	2	821	—	—	2	821	4	705	4	705	—	—	17	7,810
Westin	5	2,734	2	1,832	3	902	1	273	—	—	1	273	3	650	3	650	—	—	9	3,657
Four Points	1	177	1	177	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	177
W	1	509	1	509	—	—	—	—	—	—	—	—	2	665	2	665	—	—	3	1,174
Luxury Collection	2	824	1	643	1	181	—	—	—	—	—	—	5	577	5	577	—	—	7	1,401
St. Regis	3	726	3	726	—	—	1	160	—	—	1	160	2	261	2	261	—	—	6	1,147
Le Meridien	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Aloft	2	290	2	290	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2	290
Element	1	123	1	123	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	123
Other	1	135	1	135	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	135

Total Owned, Leased, & Consolidated JV	27	11,802	18	8,020	9	3,782	4	1,254	—	—	4	1,254	16	2,858	16	2,858	—	—	47	15,914

Managed & UJV
Sheraton	50	28,191	34	25,112	16	3,079	87	33,940	59	25,784	28	8,156	71	20,114	40	11,565	31	8,549	208	82,245
Westin	57	29,536	54	28,650	3	886	33	11,218	16	5,815	17	5,403	15	4,697	11	3,748	4	949	105	45,451
Four Points	3	426	—	—	3	426	26	7,876	20	6,024	6	1,852	13	2,302	4	499	9	1,803	42	10,604
W	28	8,512	26	8,079	2	433	9	2,393	3	1,115	6	1,278	5	937	4	495	1	442	42	11,842
Luxury Collection	11	1,938	4	1,648	7	290	10	1,983	4	811	6	1,172	25	4,935	21	3,551	4	1,384	46	8,856
St. Regis	11	2,117	9	1,808	2	309	8	2,032	5	1,380	3	652	6	1,391	2	223	4	1,168	25	5,540
Le Meridien	4	469	3	309	1	160	28	7,914	9	3,144	19	4,770	45	12,899	17	5,499	28	7,400	77	21,282
Aloft	3	469	—	—	3	469	9	2,414	7	1,636	2	778	4	943	3	535	1	408	16	3,826
Element	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	1	151	1	151	—	—	—	—	—	—	—	—	1	165	1	165	—	—	2	316

Total Managed & UJV	168	71,809	131	65,757	37	6,052	210	69,770	123	45,709	87	24,061	185	48,383	103	26,280	82	22,103	563	189,962

Franchised
Sheraton	177	51,873	165	48,851	12	3,022	13	6,124	3	1,836	10	4,288	17	4,623	15	4,220	2	403	207	62,620
Westin	71	22,361	66	20,834	5	1,527	9	2,739	2	496	7	2,243	4	1,525	4	1,525	—	—	84	26,625
Four Points	123	19,171	113	17,708	10	1,463	9	1,513	1	126	8	1,387	6	971	6	971	—	—	138	21,655
W	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Luxury Collection	10	1,951	7	1,500	3	451	10	3,069	—	—	10	3,069	12	1,745	12	1,745	—	—	32	6,765
St. Regis	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Le Meridien	12	3,027	11	2,916	1	111	3	715	1	160	2	555	3	758	2	513	1	245	18	4,500
Aloft	56	8,496	55	8,193	1	303	5	731	—	—	5	731	—	—	—	—	—	—	61	9,227
Element	10	1,670	10	1,670	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10	1,670
Other	1	305	1	305	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	305

Total Franchised	460	108,854	428	101,977	32	6,877	49	14,891	7	2,618	42	12,273	42	9,622	39	8,974	3	648	551	133,367

Systemwide
Sheraton	238	86,348	205	77,548	33	8,800	102	40,885	62	27,620	40	13,265	92	25,442	59	16,490	33	8,952	432	152,675
Westin	133	54,631	122	51,316	11	3,315	43	14,230	18	6,311	25	7,919	22	6,872	18	5,923	4	949	198	75,733
Four Points	127	19,774	114	17,885	13	1,889	35	9,389	21	6,150	14	3,239	19	3,273	10	1,470	9	1,803	181	32,436
W	29	9,021	27	8,588	2	433	9	2,393	3	1,115	6	1,278	7	1,602	6	1,160	1	442	45	13,016
Luxury Collection	23	4,713	12	3,791	11	922	20	5,052	4	811	16	4,241	42	7,257	38	5,873	4	1,384	85	17,022
St. Regis	14	2,843	12	2,534	2	309	9	2,192	5	1,380	4	812	8	1,652	4	484	4	1,168	31	6,687
Le Meridien	16	3,496	14	3,225	2	271	31	8,629	10	3,304	21	5,325	48	13,657	19	6,012	29	7,645	95	25,782
Aloft	61	9,255	57	8,483	4	772	14	3,145	7	1,636	7	1,509	4	943	3	535	1	408	79	13,343
Element	11	1,793	11	1,793	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11	1,793
Other	3	591	3	591	—	—	—	—	—	—	—	—	1	165	1	165	—	—	4	756
Vacation Ownership	14	7,576	13	6,996	1	580	—	—	—	—	—	—	—	—	—	—	—	—	14	7,576

Total Systemwide	669	200,041	590	182,750	79	17,291	263	85,915	130	48,327	133	37,588	243	60,863	158	38,112	85	22,751	1,175	346,819

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership Inventory Pipeline

As of December 31, 2013

UNAUDITED

	# Resorts			# of Units (1)
Brand	Total (2)	In Operations	In Active Sales	Completed (3)	Pre-sales/ Development (4)	Future Capacity (5),(6)	Total at Buildout
Sheraton	7	7	6	3,079	—	712	3,791
Westin	9	9	9	1,606	70	43	1,719
St. Regis	2	2	—	56	—	—	56
The Luxury Collection	1	1	—	6	—	—	6
Unbranded	2	2	1	99	—	1	100

Total SVO, Inc.	21	21	16	4,846	70	756	5,672

Unconsolidated Joint Ventures (UJV’s)	1	1	1	198	—	—	198

Total including UJV’s	22	22	17	5,044	70	756	5,870

Total Intervals Including UJV’s (7)				262,288	3,640	39,312	305,240

(1)	Lockoff units are considered as one unit for this analysis.
(2)	Includes resorts in operation, active sales or future development.
(3)	Completed units include those units that have a certificate of occupancy.
(4)	Units in Pre-sales/Development are in various stages of development (including the permitting stage), most of which are currently being offered for sale to customers.
(5)	Based on owned land and average density in existing marketplaces
(6)	Future units indicated above include planned timeshare units on land owned by the Company or applicable UJV that have received all major governmental land use approvals for the development of timeshare. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated.
(7)	Assumes 52 intervals per unit.